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James Reed, CEO
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TRICELL, INC. ELECTS JOHN BOYD AS A DIRECTOR
Tuesday November 28, 2006

Congleton, United Kingdom, November 28th, 2006 -- Tricell, Inc. (OTC Bulletin Board: TCLL), a distributor of mobile telephones and other mobile handset accessories, announced that it has elected John Boyd to the board of directors.

Since August 2006, Mr. Boyd has been engaged in leading the launch of a new business in the digital enterainment field. From April 2001 to August 2006, Mr. Boyd served as president and chief executive officer of EUR Systems, a billings and revenue management company serving telecommunications service providers and MVNOs. Prior to EUR, Boyd was president and chief executive officer of Con Edison Solutions, which, during his tenure, entered the deregulated and competitive electricity and natural gas markets, growing successfully to $600.0 million. Prior to joining Con Edison Solutions, Mr. Boyd spent more than 30 years at AT&T, serving in his last role as Market Development Vice President for local telecommunications. His previous positions at AT&T included vice president - marketing, strategy, and new business development for AT&T’s $2.0 billion Consumer Products division and president of AT&T Computer Systems-International. Mr. Boyd was the founding chairman of the Telecommunications Industry Association and a past governor of the Electronic Industries Association. He holds an undergraduate degree in English from Iona College and a Master's degree in Management from Pace University. Mr. Boyd also serves as chairman of the Board of Advisors of Pace University’s Lubin School of Business.

James Reed, Chief Executive Officer of Tricell, Inc, commented, "We are excited to have such a director with John’s experience in telecommunications serving on our board.”

Tricell sells wireless devices in the secondary market. The company currently operates in more than 10 countries worldwide and is seeking to expand into new regions on an opportunistic basis. The company is headquartered in Congleton, United Kingdom. For more information, please visit our website at http://www.tricellinc.com, or the SEC's EDGAR filing system at http://www.sec.gov. Information on our website or any other website is not part of this press release.

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about Tricell’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Tricell’s filings with the Securities and Exchange Commission, including the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Form 10-K for the year ended December 31, 2005 and the Form 10-Q for the quarter ended September 30, 2006. In addition, general industry and market conditions and growth rates, and general economic conditions and competitive conditions, particularly those relating to the distribution of telecommunications equipment, including our ability to purchase equipment on terms which enable us to sell at profitable terms, currency fluctuations and regulatory matters other factors could affect such statements. Any forward-looking statements speaks only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.